Exhibit 99.1

Third Quarter 2004

Our Company

Message from ourCEO

Van A. Dukeman, President & CEO

Main Street Trust, Inc. (OTCBB: MSTI) is pleased to report $0.37 in unaudited consolidated net income per diluted share for the quarter ended September 30, 2004, compared to $0.40 per diluted share for the same period in 2003.  Consolidated net income for the quarter totaled $3.555 million compared to $4.265 million for the same period in 2003.  Unaudited consolidated net income per share for the nine month period ending September 30, 2004 was $1.17 per diluted share, compared to $1.20 per diluted share for the same period in 2003.  Consolidated net income for the nine months ended September 30, 2004 totaled $11.216 million compared to $12.695 million for the same period in 2003.  When comparing the consolidated net income with prior periods, it is important to note that the company utilized approximately $32.4 million of its capital on September 30, 2003 to repurchase 1,074,140 shares of MSTI common stock.  This action resulted in comparatively lower total income.

We continue to experience solid growth in our loan portfolio (see financial tables) and continue to judge our loan credit quality to be excellent.  Year-to-date revenues from wealth management and related asset growth continue to be very favorable with a 14.2% increase in revenue and a 14.6% increase in assets under management compared to September 30, 2003.  The primary factors in this area were excellent investment performance and new asset growth.

The closing price of MSTI stock on September 30, 2004 was $31.00 per share, a 4.4% increase from $29.70 per share on September 30, 2003.

A busy third quarter saw significant strategic developments focused on our identity, mission statement and new market opportunities (see page 4).  Management executed an extensive communications strategy this quarter designed to notify our customer base of our decision to unify our banking operations under a single identity and structure.  The name Main Street Bank & Trust was selected following customer research and focus group testing.  The design elements for Main Street Bank & Trust will also be incorporated into our corporate and wealth management identities.  The identity of our remittance processing subsidiary, FirsTech, Inc., will remain unchanged.  Further details on this process are on the back of this report.

We believe the decision to unify the banks under a single identity and structure is necessary to execute a growth strategy for our downstate “footprint” in Illinois.  The next step in our progression will be the opening of our first branch in the Peoria market under the Main Street Bank & Trust name (see page 4).  We are concentrating on additional opportunities to expand your franchise and will continue to report to you on those efforts.

We appreciate our shareholders and continue to work to enhance the value of your investment.  We particularly thank you for your business, referrals and continued support.

/s/ VAN A. DUKEMAN
VAN A. DUKEMAN

Investment Profile

Main Street Trust, Inc. is a $1.2 billion financial holding company headquartered in Champaign, Illinois.  This “Downstate Franchise” has two banking subsidiaries:  BankIllinois and The First National Bank of Decatur, offering 17 banking centers throughout Central Illinois.  Customers are also provided surcharge-free access to 75 ATMs throughout the state of Illinois.  In addition to the Company’s banking assets, its Wealth Management Group manages $1.6 billion of financial assets for individuals and institutions.  The Company also owns a retail payment processing subsidiary - FirsTech, Inc., which processes over 40 million items per year.

Main Street Trust, Inc. has approximately 700 shareholders of record and employs approximately 400 associates (FTE).  The employees, officers and directors of Main Street Trust, Inc. own approximately 40% of the Company’s outstanding stock.

Investor Relations • David B. White, EVP & CFO • Main Street Trust, Inc. • 217.351.6500

Guiding Principle:  We believe in measuring performance and holding ourselves accountable.

Consolidated Balance Sheets

(Unaudited, in thousands)

	Sept. 30, 2004	June 30, 2004	Dec. 31, 2003	Sept. 30, 2003
ASSETS
Cash and cash equivalents	$101,075	$57,847	$75,903	$86,776
Investments in debt and equity securities	368,179	385,373	370,726	370,732
Mortgage loans held for sale	910	890	632	1,887
Loans, net of allowance for loan losses	726,310	706,617	666,259	645,839
Premises and equipment	17,065	16,966	17,622	17,594
Accrued interest receivable	7,119	6,615	6,430	7,449
Other assets	18,940	20,369	16,602	17,196

Total assets	$1,239,598	$1,194,677	$1,154,174	$1,147,473

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Deposits	$990,035	959,424	$898,472	$861,857
Federal funds purchased, repurchase agreements and notes payable	94,694	82,144	102,998	102,710
Federal Home Loan Bank advances and other borrowings	29,902	29,920	29,980	29,999
Accrued interest payable	2,304	1,987	1,669	1,605
Other liabilities	9,735	9,509	9,605	42,013
Total liabilities	$1,126,670	$1,082,984	$1,042,724	$1,038,184

Total shareholders’ equity	112,928	111,693	111,450	109,289

Total liabilities and shareholders’ equity	$1,239,598	$1,194,677	$1,154,174	$1,147,473

Consolidated Statements of Income

(Unaudited, in thousands)

	Quarter Ended:		Nine Months Ended:
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
Interest income:
Loans and fees on loans	$10,507	$10,146	$30,571	$31,548
Investments in debt and equity securities
Taxable	2,560	2,875	7,973	8,647
Tax-exempt	445	556	1,424	1,722
Federal funds sold and interest bearing deposits	151	109	339	363
Total interest income	13,663	13,686	40,307	42,280
Interest expense:
Deposits	3,643	3,346	10,189	10,837
Federal funds purchased, repurchase agreements and notes payable	336	270	893	817
Federal Home Loan Bank advances and other borrowings	405	392	1,202	1,156
Total interest expense	4,384	4,008	12,284	12,810
Net interest income	9,279	9,678	28,023	29,470

Provision for loan losses	330	330	990	990

Net interest income after provision for loan losses	8,949	9,348	27,033	28,480
Non-interest income:
Remittance processing	1,820	1,814	5,635	5,312
Trust and brokerage fees	1,544	1,435	4,831	4,230
Service charges on deposit accounts	619	666	1,820	1,906
Securities transactions, net	133	(6)	139	(49)
Gain on sales of mortgage loans, net	229	972	777	2,214
Other	613	539	2,075	1,577
Total non-interest income	4,958	5,420	15,277	15,190
Non-interest expense:
Salaries and employee benefits	4,727	4,650	13,978	13,893
Occupancy	685	641	1,968	1,847
Equipment	606	575	1,886	1,787
Data processing	546	505	1,633	1,563
Office supplies	270	334	887	962
Service charges from correspondent banks	194	233	652	698
Other	1,414	1,312	3,953	3,685
Total non-interest expense	8,442	8,250	24,957	24,435
Income before income taxes	5,465	6,518	17,353	19,235
Income taxes	1,910	2,253	6,137	6,540
Net income	$3,555	$4,265	$11,216	$12,695

Third Quarter 2004

Selected Financial Highlights

	Three Months Ended			Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2003	June 30, 2004	Sept. 30, 2004	Sept. 30, 2003
	(dollars in thousands, except share data)
EARNINGS & PER SHARE DATA
Basic earnings per share	$0.38	$0.41	$0.39	$1.18	$1.21
Weighted average shares of common stock outstanding	9,460,495	10,499,741	9,505,500	9,491,827	10,491,883
Diluted earnings per share	$0.37	$0.40	$0.39	$1.17	$1.20
Weighted average shares of common stock and dilutive potential common shares outstanding	9,573,370	10,631,293	9,619,707	9,607,752	10,604,327
Market price per share at period end (1)	$31.00	$29.70	$30.90	$31.00	$29.70
Price to book ratio (1)	259.41%	257.59%	262.09%	259.41%	257.59%
Price to earnings ratio (1), (2)	19.75	18.33	19.31	19.75	18.33
Cash dividends paid per share	$0.21	$0.20	$0.21	$0.63	$0.50
Book value per share	$11.95	$11.53	$11.79	$11.95	$11.53
Tangible book value per share (1)	$11.95	$11.52	$11.78	$11.95	$11.52
Ending number of common shares outstanding	9,448,323	9,476,884	9,473,116	9,448,323	9,476,884

AVERAGE BALANCES
Assets	$1,228,605	$1,137,889	$1,197,343	$1,199,049	$1,122,719
Investment securities	381,580	373,756	389,655	376,232	356,588
Gross loans (4)	732,227	649,987	707,694	712,163	653,259
Earning assets	1,139,861	1,053,069	1,111,743	1,112,087	1,039,675
Deposits	983,263	861,740	948,490	947,421	854,412
Interest bearing liabilities	940,782	835,343	908,703	910,634	823,795
Common shareholders’ equity	112,386	139,726	112,809	112,752	137,996

END OF PERIOD FINANCIAL DATA
Tax equivalized net interest income	$9,521	$9,980	$9,505	$28,798	$30,411
Gross loans (4)	737,183	657,419	717,591	737,183	657,419
Allowance for loan losses	9,963	9,693	10,084	9,963	9,693
Total assets under management	1,647,398	1,438,083	1,614,771	1,647,398	1,438,083

PERFORMANCE RATIOS
Return on average assets (5)	1.15%	1.49%	1.25%	1.25%	1.51%
Return on average equity (5)	12.58%	12.11%	13.26%	13.29%	12.30%
Net yield on average earning assets (5), (6)	3.32%	3.76%	3.44%	3.46%	3.91%
Interest spread (5), (6)	3.00%	3.37%	3.11%	3.13%	3.48%
Net overhead efficiency ratio (6), (7)	58.85%	53.55%	56.67%	56.80%	53.53%
Non-interest revenues as a % of total revenues (7), (8)	34.21%	35.92%	35.88%	35.07%	34.08%
Allowance for loan losses to loans	1.35%	1.47%	1.41%	1.35%	1.47%
Allowance as a percentage of non-performing loans	369.55%	383.12%	367.76%	369.55%	383.12%
Average loan to deposit ratio	74.47%	75.43%	74.61%	75.17%	76.46%
Dividend payout ratio (2)	52.83%	42.94%	51.23%	52.83%	42.94%

ASSET QUALITY
Net charge-offs	$451	$372	$197	$813	$556
Non-performing loans	2,696	2,530	2,742	2,696	2,530
Other non-performing assets	185	394	126	185	394

(1) Closing price at end of period

(2) Last 12-months earnings

(3) Net of goodwill

(4) Loans include mortgage loans held for sale and nonaccrual loans

(5) Annualized

(6) On a fully tax-equivalized basis

(7) Does not include securities gains/losses

(8) Net of interest expense

Special Note Concerning Forward-Looking Statements

This document may contain future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.  A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Third Quarter 2004

Customers Choose New Identity for

BankIllinois and The First National Bank of Decatur

Under this headline, the company issued press releases and held news conferences informing the public of our pending name change.  The mayors of our core geographic cities attended the news conferences and we received positive coverage in newspaper, radio and television outlets.

Our employees, customers and community stakeholders received personal and/or written communications informing them of this decision.  A comprehensive communications strategy was designed to explain in plain language what we were doing, why we were doing it and what benefits the customers could expect from this decision prior to the legal filing of our name change on August 20th.  Pending final regulatory approval, the new identity shown above will be implemented starting November 10th.

New Mission Statement

A new mission statement was also formally adopted and introduced in the third quarter.  We believe this statement simplifies and communicates more directly the core operating philosophy of our company.  An employee committee spearheaded the process of selecting a new mission statement that included direct input from more than a third of the MSTI workforce.  Our new tagline, “It’s about you!”, headlines the new mission statement and speaks to all of our stakeholders.  “It’s about you!” represents our model of premier client service delivered through responsiveness, knowledge and trust.

Our mission is to build relationship through

trust,

knowledge,

and

service

Main Street Trust, Inc. Expands into Peoria Market

There is a new “triangle” on the map designating our downstate franchises.  Main Street Trust, Inc. will be adding an East Peoria branch under the new name Main Street Bank & Trust in the fourth quarter.  The new branch will function as a division of Champaign-based BankIllinois pending formal regulatory approval of the name change and bank merger (expected in November 2004).  In a news release announcing the new branch, CEO Van A. Dukeman called Peoria an “ideal market to pursue the company’s aggressive growth strategy.  We are downstate neighbors, and it’s a good fit for our company,” said Dukeman.